Exhibit 99.1

ZST DIGITAL NETWORKS, INC. ANNOUNCES
SECOND QUARTER 2011 RESULTS

•	Second quarter 2011 revenue increased 25% year-over-year to $41.4 million
•	Second quarter 2011 net income increased 22% year-over-year to $6.4 million
•	Revenue from commercial GPS fleet management products sales and services increased 102% year-over-year

ZHENGZHOU, CHINA — August 3, 2011 — ZST Digital Networks, Inc. (NASDAQ: ZSTN) (the “Company” or “ZST”), a major developer, manufacturer and supplier of digital and optical network equipment to cable system operators and provider of GPS tracking devices and support services for transport-related enterprises in China, today announced its financial results for the second quarter ended June 30, 2011.

Second Quarter 2011 (unaudited) Financial Highlights

▪	Total revenue was US$41.4 million, an increase of 25% compared to the second quarter of 2010.
▪	Gross profit for the second quarter 2011 was US$10.2 million, an increase of 24% compared to the second quarter 2010.
▪	Gross profit margin for the second quarter 2011 was 24.7%, compared to 25.0% for the second quarter of 2010.
▪	Operating income for the second quarter 2011 was US$8.8 million, an increase of 22% compared to the second quarter of 2010.
▪	Net income for the second quarter 2011 was US$6.4 million, an increase of 22% compared to the second quarter of 2010.
▪	Net income margin for the second quarter of 2011 was 15.4%, compared to 15.7% for the second quarter of 2010.

Recent Business Highlights

•
On June 8, 2011, the Company announced that it signed a Letter of Intent with EarthSearch Communications International, Inc. (“EarthSearch”), a subsidiary of East Coast Diversified Corporation (OTC.BB: ECDC.ob) as the basis for further discussion regarding the terms and conditions that may apply in a formal agreement to be executed between both parties in the future.  Under any such formal agreement, ZST Digital would be granted Chinese distribution and marketing rights to EarthSearch’s Logiboxx product, a proprietary technology for integrated wireless communication between GPS and RFID, and ZST would provide technical and administrative support for the product in China.

•
On June 20, 2011, the Company announced that it filed a patent application with the Chinese State Intellectual Property Office (SIPO) to ensure intellectual property protection for its Assisted GPS technology. Assisted GPS, or A-GPS, is a technology used to improve the performance of traditional standalone GPS tracking systems which rely solely on radio signals from satellites and can be impacted by poor signal conditions in certain environments, for example in dense urban areas. Without requiring any additional hardware, ZST Digital’s A-GPS system can make use of the GSM modules and location based service (LBS) capabilities of customers’ existing mobile phone equipment, in conjunction with additional software, to introduce LBS capabilities to the GPS system, forming a dual-positioning mode.

•
On July 12, 2011, the Company reported that Chairman and Chief Executive Officer Mr. Zhong Bo was named a “Zhengzhou City Outstanding Entrepreneur” in a ceremony held by the Zhengzhou Association of Enterprises and the Zhengzhou Entrepreneurs Association.

Mr. Zhong Bo, Chairman and Chief Executive Officer of ZST, commented, “We delivered another quarter of healthy top- and bottom-line growth supported by strong sales  of our commercial GPS fleet management products and services and continued expansion of our cable TV related businesses.  Sales revenue from our IPTV, cable TV network equipment and commercial GPS fleet management tracking segments accounted for approximately 39%, 32% and 29% of total revenues, respectively.     We continue to benefit from government regulations which are spurring demand within our end markets, especially for commercial GPS fleet management products and services.  We expect these positive trends to continue to support the growth of our commercial GPS-related business segment in the second half of the year, and we remain confident in our ability to reach our full year guidance.  As we enter the second half, we will continue to focus on delivering profitable growth, maintaining the highest standards of transparency and disclosure and increasing shareholder value.”

Mr. Henry Ngan, Chief Financial Officer of ZST, commented, “We delivered a strong financial performance in the second quarter with year-over-year revenue increases across all three of our product segments.   We believe that the underlying demand for our products and services remains healthy, and we are especially pleased with the rapid growth of our commercial GPS segment.  While gross profit margin declined slightly in the quarter due to the change in sales mix of our IPTV products, we nevertheless maintained a healthy profit margin level thanks to the high-margin profile of our commercial GPS products and services.  We further strengthened our balance sheet in the second quarter, and we believe that we are well-positioned to fund our continued growth.  We enter the second half of the year on a strong footing and maintain our commitment to increasing long-term shareholder value.”

Second Quarter 2011 (unaudited) Financial Highlights

Revenue

Revenue for the second quarter of 2011 was US$41.4 million, representing an increase of 25% from US$33.0 million in the second quarter of 2010. The primary reason for the increase in revenue during the quarter was strong growth in the commercial GPS-related business line.  Revenue from sales of GPS devices and related service amounted to $12.1 million, representing an increase of 102% year-over-year, supported by the growing market demand for commercial GPS fleet management systems in response to government regulations requiring the registration of certain types of commercial vehicles on GPS platforms for government monitoring purposes.  For the second quarter, the cable TV-related business and the commercial GPS-related business accounted for approximately 71% and 29% of total revenue, respectively, compared to 82% and 18% for the comparable period in 2010.

Gross Profit and Gross Profit Margin

Gross profit for the second quarter of 2011 was US$10.2 million, representing a 24% year-over-year increase. Gross profit margin for the second quarter of 2011 was 24.7%, essentially flat compared to 25% in the second quarter of 2010.

Operating Expenses

Total operating expenses for the second quarter of 2011 were US$1.4 million, representing an increase of 39% from US$1.0 million in the second quarter of 2010. This increase in operating expenses was primarily a result of the higher volume of business activities generated.

Selling expenses for the second quarter 2011 were US$203,000, an increase of 86% from US$109,000 for the second quarter of 2010.  Selling expenses comprise mainly salaries, shipping costs, and after-sale service expenses.  Since our suppliers cover most of the shipping costs, we have not incurred high selling expense relative to our substantial increase in revenue.  As a percentage of total revenue, selling expenses accounted for 0.5% and 0.3% for the second quarter of 2011 and 2010, respectively.

Research and development expenses (R&D) for the second quarter 2011 were US$167, 000, an increase of 76% compared to US$95,000 for the second quarter of 2010. The increase resulted from the continued focus on the commercial GPS tracking business as we continued to expand the overall scope of the segment. As a percentage to total revenue, R&D expense accounted for 0.4% and 0.3% for the second quarter of 2011 and 2010, respectively.

General and administrative expenses (G&A) for the second quarter 2011 were US$1.1 million, up 28% from US$0.8 million in the second quarter of 2010. The rise in G&A expenses was mainly attributable to an increase in salary expenses and stock-based compensation.  As a percentage to total revenue, G&A expenses accounted for 2.6% and 2.5% for the second quarter of 2011 and 2010, respectively.

Income from Operations

Income from operations was US$8.8 million in the second quarter of 2011 representing an increase of 22% compared to operating income of US$7.2 million in the second quarter of 2010.

Income Tax

Income tax expense for the second quarter of 2011 was US$2.5 million, compared to approximately US$2.0 million in the second quarter of 2010. This increase was mainly due to an increase in taxable income.

Net Income and EPS

Net income for the second quarter of 2011 was US$6.4 million, a year-over-year increase of 22% from US$5.2 million in the second quarter of 2010. Net margin was 15.4% for the second quarter of 2011 compared to 15.7% in the second quarter of 2010.

Diluted net income per share was US$0.55 in the second quarter 2011, compared to US$0.45 for the second quarter of 2010, based on weighted-average common shares outstanding of 11,613,730 and 11,650,442, respectively.

Balance Sheet

Cash and cash equivalents totaled to US$50.2 million as of June 30, 2011, compared to US$40.2 million as of March 31, 2011, primarily attributable to cash generated from operations.

As of June 30, 2011, total accounts receivables were US$27.8 million, an increase of 31% from US$21.3 million as of March 31, 2011, primarily due to a higher volume of business generated.

Full Year 2011 Outlook – For the full year 2011, the Company reiterates its estimates that revenues will range between US$160 million and US$175 million, and net income will range between US$28 million and US$30 million. This represents the Company’s current and preliminary view, which is subject to change.

Conference Call

ZST senior management will host a conference call on August 3, 2011 at 7:00 am (U.S. Pacific Time) / 10:00 am (U.S. Eastern Time) / 10:00 pm (HK / Beijing Time) to discuss its 2011 second quarter financial results and recent business activities.

The conference call may be accessed by calling +1-866-519-4004 or +1-718-354-1231 (for callers in the U.S.), 800-819-0121 (for callers in China), 800-930-346 (for callers in Hong Kong), +0808-234-6646 (for callers in United Kingdom) or +65-6723-9381 (for other international callers) and entering pass code 86908938.  Please dial in approximately 10 minutes before the scheduled time of the call.

A recording of the conference call will be available through August 16, 2011, by calling +1-866-214-5335 (for callers in the U.S.) or +61-2-8235-5000 (for callers outside the U.S.) and entering pass code 86908938.

About ZST Digital Network, Inc.

ZST Digital Networks, Inc. (Nasdaq: ZSTN) is a China-based company, principally engaged in (1) supplying digital and optical network equipment and providing installation services to cable system operators in China and (2) providing GPS location and tracking services to local logistics and transportation companies in China.  The Company has developed a line of IPTV devices that are used to provide bundled cable television, Internet and telephone services to residential and commercial customers.  The Company has assisted in the installation and construction of over 400 local cable networks in more than 90 municipal districts, counties, townships, and enterprises. The Company has also launched a commercial line of vehicle tracking devices utilizing our GPS tracking technologies and support services for transport-related enterprises to track, monitor and optimize their businesses.  For more information about ZST Digital Networks, Inc., please visit http://www.zstdigital.com/english.

“Safe Harbor” Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes, expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties, including, but not limited to, the non-binding nature of the letter of intent entered into with EarthSearch; risks related to techniques employed by manipulative short sellers in Chinese small cap stocks that may drive down the market price of our common stock.; our ability to maintain and increase revenues and sales of our products; our ability to develop and market new products; our strategic investments and acquisitions; compliance and changes in the laws of the People's Republic of China (the "PRC") that affect our operations; our ability to obtain all necessary government certifications and/or licenses to conduct our business; vulnerability of our business to general economic downturn, especially in the PRC; adverse capital and credit market conditions; our ability to meet liquidity needs; and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.  Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the factors discussed above and in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

Contacts:

Company Contact: ZST Digital Networks Inc. Henry H. Ngan, Chief Financial Officer Email: ir@zstdigital.com	Investor Relations (HK): Mahmoud Siddig Taylor Rafferty Tel: +852-3196-3712 Email: zstdigital@taylor-rafferty.com

Investor Relations (US): Bryan Degnan Taylor Rafferty Tel: +1 (212) 889-4350 Email: zstdigital@taylor-rafferty.com

ZST DIGITAL NETWORKS, INC.
CONSOLIDATED BALANCE SHEETS
(In US Dollars)

	December 31,	June 30,
	2010	2011
		(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$23,702,457	$50,248,326
Accounts receivable	33,490,510	27,846,141
Inventories	221,093	291,824
Advance to suppliers	7,270,379	2,025,003
Prepaid expenses and other receivable	1,019,629	922,270
Deferred tax assets	685,491	1,054,992

Total current assets	66,389,559	82,388,556

Property, machinery, equipment and software, net	10,544,051	10,742,759
Intangible asset	166,288	134,751
Total assets	$77,099,898	$93,266,066

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Deferred revenue	$2,741,964	$4,752,973
Accruals and other payables	263,073	267,793
Accrued payroll and related expense	129,281	80,611
VAT payable	669,682	460,617
Franchise tax payable	170,000	-
Income tax payable	1,289,974	2,679,364
Total current liabilities	5,263,974	8,241,358

Equity:
Common stock $0.0001 par value, 100,000,000 shares authorized, 11,650,442 and 11,717,942 shares issued, and 11,625,542 and 11,668,298 shares outstanding	1,165	1,169
Additional paid-in capital	30,729,182	31,022,531
Treasury stock	(198,335)	(493,465)
Appropriated earnings	5,817,035	5,817,035
Retained earnings	33,358,364	44,957,199
Translation adjustment	2,128,513	3,720,239
Total equity	71,835,924	85,024,708

Total liabilities and equity	$77,099,898	$93,266,066

ZST DIGITAL NETWORKS, INC.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
FOR THREE MONTHS ENDED JUNE 30, 2010 AND 2011
(In US Dollars)

	Six Months Ended June 30,		Three Months Ended June 30,
	2010	2011	2010	2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenues:
Sales of products	$47,993,924	$69,325,960	$31,566,021	$38,038,946
Sales of services	2,100,497	5,887,931	1,480,122	3,371,719
Total revenue	50,094,421	75,213,891	33,046,143	41,410,665

Cost of sales:
Cost of products sold	37,581,909	56,334,264	24,757,120	30,977,931
Cost of service	91,640	291,195	42,143	187,336
Cost of sales	37,673,549	56,625,459	24,799,263	31,165,267

Gross profit	12,420,872	18,588,432	8,246,880	10,245,398

Selling expense	376,279	368,107	108,974	202,610
Research and development expenses	330,891	298,082	95,367	167,447
General and administrative expenses	1,565,765	1,987,313	835,155	1,072,672
Income from operations	10,147,937	15,934,930	7,207,384	8,802,669

Interest income (expense), net	32,222	70,840	30,607	46,316
Other income (expense)	2,401	(7,648)	2,401	(43)

Income before income taxes	10,182,560	15,998,122	7,240,392	8,848,942

Income tax provision	3,008,793	4,399,287	2,036,280	2,480,100

Net income	$7,173,767	$11,598,835	$5,204,112	$6,368,842

Weighted average common shares outstanding – basic	11,650,442	11,620,719	11,650,442	11,613,730

Earnings per share – basic	0.62	1.00	0.45	0.55

Weighted average common shares outstanding – diluted	11,650,442	11,620,719	11,650,442	11,613,730

Earnings per shares – diluted	0.62	1.00	0.45	0.55

Comprehensive income:
Net income	7,173,767	11,598,835	5,204,112	6,368,842
Translation adjustment	299,422	1,591,726	249,390	1,010,600

Comprehensive income	$7,473,189	$13,190,561	$5,453,502	$7,379,442

ZST DIGITAL NETWORKS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Increase (Decrease) in Cash and Cash Equivalents
(In US Dollars)

	Six Months Ended June 30,
	2010	2011
	(Unaudited)	(Unaudited)

Cash flows from operating activities:
Net income	$7,173,767	$11,598,835
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	232,806	268,016
Stock-based compensation	85,721	334,634
Deferred tax assets	-	(369,501)
Changes in operating assets and liabilities:
Accounts receivable	(4,033,881)	5,513,005
Inventories	738,848	(69,365)
Advance to suppliers	(1,439,433)	5,133,717
Prepayment and other assets	475,485	59,652
VAT payable	-	(213,681)
Accounts payable	(702,869)	-
Accruals and other payable	52,644	(215,268)
Deferred revenue	698,373	2,051,403
Taxes payable	281,860	1,417,562
Net cash provided by operating activities	3,563,321	25,509,009

Cash flows from investing activities:
Additions to property, machinery, equipment and software	(1,664,612)	(436,408)

Cash flows from financing activities:
Repurchase of common stock	-	(295,130)

Effect of changes in foreign exchange rates	254,568	1,768,398

Net increase in cash and cash equivalents	2,153,277	26,545,869

Cash and cash equivalents, beginning of the period	13,627,992	23,702,457

Cash and cash equivalents, end of the period	$15,781,269	$50,248,326

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$2,734,435	$3,403,533